AMENDMENT NO. 2
TO
SUBADVISORY AGREEMENT


        This AMENDMENT NO. 2 TO SUBADVISORY
AGREEMENT is dated as of October 2, 2007, by and between
AIG SUNAMERICA ASSET MANAGEMENT CORP.,
formerly known as SunAmerica Asset Management Corp., a
Delaware corporation (the   Adviser  ), and GOLDMAN SACHS
ASSET MANAGEMENT, L.P., formerly known as Goldman
Sachs Asset Management (the   Subadviser  ).

W I T N E S S E T H:

        WHEREAS, the Adviser and Seasons Series Trust, a
Massachusetts business trust (the   Trust  ), have entered into an
Investment Advisory and Management Agreement dated as of
January 1, 1999, as amended from time to time (the   Advisory
Agreement ), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

        WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 12, 1999, as amended from
time to time (the   Subadvisory Agreement  ), pursuant to which the
Subadviser furnishes investment advisory services to certain series
(the   Portfolios  ) of the Trust, as listed on Schedule A of the
Subadvisory Agreement;

        WHEREAS, the parties desire to amend the Subadvisory Agreement to comply with the requirements of rules 17a-10, 10f-3, 12d3-1 and 17e-1 under the Investment Company Act of 1940, as amended, relating to certain exemptions available for transactions with subadvisory affiliates; and

        WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

        NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The following provision is inserted in Section 1 of the
Subadvisory Agreement:

  The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolios or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Trust, concerning transactions of the Portfolios in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act.

2.	Counterparts.	This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

       IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				AIG SUNAMERICA ASSET
MANAGEMENT CORP.

				By: /s/ PETER A. HARBECK
				Name:	Peter A. Harbeck
				Title:	President & CEO


				GOLDMAN SACHS ASSET
MANAGEMENT, L.P.

				By: /s/ SCOTT E. KILGALLEN
				Name:	Scott E. Kilgallen
				Title:	Managing Director




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P:\PUBLIC\PRODLAW\Securities Compliance\Seasons Series Trust
\Agreements\Subadvisory Agreements\GSAM\GSAM Amendment 2 to
Subadvisory Agreement 10-02-07.doc